CERTIFICATE OF AMENDMENT
                                        OF
                            CERTIFICATE INCOPORATION
                                        OF
                  CLARITI TELECOMMUNICATIONSINTERNATIONAL, LTD.


                  Adopted in accordance with the provisions of
                 Section 242 and 228 of the General Corporation
                          Law of the State of Delaware

     I, Peter S. Pelullo, Chief Executive Officer, and Ernest J. Cimadamore, Secretary, of Clariti Telecommunications International, Ltd. (the
"Corporation"), a corporation existing under the laws of the State of Delaware, do hereby certify as follows:

     FIRST: That the Board of Directors of the Corporation, by unanimous written consent of the members, filed with the minutes of the Board, duly adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation.

     RESOLVED, that the Corporation's Certificate of Incorporation, as amended, be amended as follows:

Article 4 shall be amended and shall, in its entirety, read as follows:

     "4.The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Three Hundred Million (300,000,000) shares of common stock, par value $.001 per share, and Two Million (2,000,000) shares of preferred stock, par value $.001 (the "Preferred Stock"). The Board of Directors of the Corporation is hereby authorized to issue by resolution, from time to time, shares of Preferred Stock in any one or more series and the designations, powers, preferences and relative, participating, optional or other special rights thereof and the qualifications, limitations, or restrictions thereon, including, without limitation, any of the following: (i) provisions relating to voting rights of each share in such series, including multiple or fractional votes per share; (ii) provisions relating to the call or redemption thereof, including, without limitation, the times and prices for such calls or redemptions and provisions relating to sinking funds therefor and the retirement thereof, if any; (iii) provisions relating to the right to receive dividends, including, without limitation, participation in dividends with shares of any other class or series of capital stock of the Corporation and/or preferential dividends, the rate of such dividends, whether such dividends shall be cumulative or noncumulative and the conditions upon which such dividends shall be accrued and paid, and any preferential rights thereto or rights in relation to dividends payable on any other classes or series of stock of the Corporation; (iv) the rights thereof upon the dissolution of, or upon any distribution of the assets of the Corporation; and (v) except as otherwise explicitly prohibited by this Certificate of Incorporation, provisions relating to the conversion thereof into, or the exchange thereof for shares of any class or any other series of the same class of stock of the Corporation or exchange for any other security of the Corporation or any other company."

     SECOND: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Clariti Telecommunications International, Ltd. has caused this certificate to be signed by Peter S. Pelullo, its Chief Executive Officer, and attested by Ernest J. Gimadamore, its Secretary, this 24th day of November, 1998.


ATTEST:                                   CLARITIT TELECOMMUNICATIONS
                                          INTERNATIONAL, LTD.,
                                          a Delaware corporation



By:s/Ernest J. Cimadamore                 By:s/Peter S. Pelullo
   ----------------------                    ------------------
   Ernest J. Cimadamore,                     Peter S. Pelullo,
   Secretary                                 Chief Executive Officer